Exhibit 11

One International Place 40th Floor 100 Oliver Street Boston, MA 02110-2605 +1 617 728 7100 Main +1 617 426 6567 Fax www.dechert.com

September 15, 2022

Fidelity Union Street Trust II

245 Summer Street

Boston, MA 02110

Re: Reorganization of Certain Series into Fidelity Municipal Money Market Fund

Ladies and Gentlemen:

We have acted as counsel to Fidelity Union Street Trust II, a Delaware statutory trust (the “Trust”), in connection with the transfer of all or substantially all the assets of each fund listed on Schedule A (each, an “Acquired Fund”), to Fidelity Municipal Money Market Fund, a series of the Trust (the “Acquiring Fund” and, collectively with each Acquired Fund, the “Funds”), in exchange for the issuance of shares of beneficial interest of the Acquiring Fund (the “Shares”), and the assumption of the liabilities of the corresponding Acquired Fund by the Acquiring Fund, pursuant to the proposed reorganizations as described in the form of an Agreement and Plan of Reorganization (the “Agreement”) by and between the Trust, on behalf of the Acquiring Fund, and each trust identified on Schedule A, on behalf of the Acquired Funds (each, a “Reorganization”).

In connection with the opinion set forth herein, you have provided to us originals, copies or facsimile transmissions of, and we have reviewed and relied upon, among other things, copies of the following: the Agreement; the Registration Statement on Form N-14 of the Trust, with respect to the Acquiring Fund (the “Registration Statement”); the Amended and Restated Trust Instrument of the Trust dated September 18, 2002, as amended; the By-Laws of the Trust dated April 23, 2009 (the “By-Laws”); and copies of resolutions duly adopted by the Funds’ Boards of Trustees approving the Agreement and each Reorganization. In addition, we have reviewed and relied upon a Certificate issued by the Secretary of the State of Delaware with respect to the Trust. We have assumed that the By-Laws have been duly adopted by the Trust’s Board of Trustees. We have also examined such documents and questions of law as we have concluded are necessary or appropriate for purposes of the opinions expressed below.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Funds’ Boards of Trustees; (iv) that the facts contained in the instruments and certificates or statements of public officials; officers and representatives of each Fund on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the Funds’ Boards of Trustees, or in the Registration Statement, we assume such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise. When any opinion set forth below relates to the existence or standing of the Trust, such opinion is based entirely upon and is limited by the items referred to above, and we understand that the foregoing assumptions, limitations and qualifications are acceptable to you.

Based upon the foregoing, we are of the opinion that:

1. The Trust has been duly formed and is validly existing as a business trust under the laws of the State of Delaware; and

2. The Shares registered under the Securities Act, when issued in accordance with the terms described in the Registration Statement and the Agreement, will be legally issued, fully paid and non-assessable by the Trust.

We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and any amendments thereto, and to the use of our name in the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Schedule A

Reorganizations of each Fund listed in the left-hand column (each an “Acquired Fund”), each a series of the trusts indicated below, and the Fund listed in the right-hand column (the “Acquiring Fund”), which is a series of the Trust.

Acquired Fund	Acquiring Fund
Fidelity Arizona Municipal Money Market Fund, a series of the Trust	Fidelity Municipal Money Market Fund
Fidelity Connecticut Municipal Money Market Fund, a series of Fidelity Court Street Trust II	Fidelity Municipal Money Market Fund
Fidelity Michigan Money Market Fund, a series of Fidelity Municipal Trust II	Fidelity Municipal Money Market Fund
Fidelity Ohio Money Market Fund, a series of Fidelity Municipal Trust II	Fidelity Municipal Money Market Fund
Fidelity Pennsylvania Municipal Money Market Fund, a series of Fidelity Municipal Trust II	Fidelity Municipal Money Market Fund